EXHIBIT 10 (a)

                        Consent of Deloitte & Touche LLP


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 11 to Registration Statement No. 333-05529 of Ameritas Life Insurance Corp. Separate Account LLVA of our reports dated March 3, 2005, on the statutory financial statements of Ameritas Life Insurance Corp. and the financial statements of the subaccounts of Ameritas Life Insurance Corp. Separate Account LLVA, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Services" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP

Lincoln, Nebraska
April 19, 2005